Exhibit 99.10

Optibase Ltd.
2 Gav Yam Center
7 Shenkar Street
Herzliya 46120, Israel

November 6, 2008

Mr. David Mahlab, Chairman of the Board
Mr. Yaron Simler, Chief Executive Officer
Scopus Video Networks Ltd.
10 Ha’amal St., Park Afek
Rosh Ha’ayin 48092, Israel

Dear Messrs. Mahlab & Simler:

Optibase Ltd. (“Optibase”) currently holds approximately 36.49% of the issued share capital of Scopus Video Networks Ltd. (“Scopus”). Optibase hereby requests pursuant to Section 63(b)(2) of the Companies Law of 1999 (the “Companies Law”) that Scopus assemble a general meeting of its shareholders in order to vote on the following proposals:

1. To appoint Tali Yaron-Eldar as an external director of Scopus effective as of December 15, 2008.

2. To appoint Moshe Ran as an external director of Scopus effective as of December 15, 2008.

3. To appoint Alex Hilman as a Class 2 director of Scopus effective as of the close of the general meeting.

The appointment of Tali Yaron-Eldar and Moshe Ran shall replace the service of Scopus’ existing external directors whose service is terminating on December 15, 2008. The appointment of Alex Hilman shall fill the current vacancy of Class 2 director.

Attached as Exhibit A, is a short biography of each of the nominees to be elected as directors of Scopus to be included in the proxy statement to be filed by Scopus in connection with such general meeting.

Optibase is entitled to vote at the next general meeting of Scopus and intends to appear in person or by proxy at such meeting and there are no arrangements or understandings between Optibase and any other person in connection with the matters set forth above. All information required under the Companies Law to be provided is so provided herein. Please be advised that pursuant to Section 63(c) of the Companies Law, Scopus’ board of directors is required to call the meeting within 21 days as of the date hereof.

Sincerely, OPTIBASE LTD. By: /s/ Amir Philips —————————————— Amir Philips Chief Financial Officer

Attached:

    A. A short biography of each director nominee.
    B. A consent of each director nominee to serve as director/external director.
    C. A director nominee’s questionnaire filled out by each director nominee.